Exhibit 10.3

Assignment of Intellectual Property

WHEN RECORDED RETURN TO:	PATENT APPLICATION
Docket No: 16570.2
Workman Nydegger
1000 Eagle Gate Tower
60 East South Temple
Salt Lake City, Utah 84111

A S S I G N M E N T

We,

(1)	Name:	John W. Crawford
Address:
Tempe, AZ
	Citizenship:	United States

(2)	Name:	James M. Crawford
Address:
Salem, Utah
	Citizenship:	United States

(3)	Name:	Ronald Crafts
Address:
Spanish Fork, Utah
	Citizenship:	United States

respectively, have invented a method and apparatus entitled TRANSESTERIFICATION OF OIL TO FORM BIODIESELS, hereinafter called the “invention.”

Preferred embodiments of said invention are disclosed in a United States patent application executed heretofore and now identified as File No. 16570.2 of the law firm of Workman Nydegger, 1000 Eagle Gate Tower, 60 East South Temple, Salt Lake City, Utah 84111, and filed in the United States Patent and Trademark Office as Serial No. 60/736,674 on November 15, 2006, using Express Mail Label No. EV 723 466 381 US.

The Assignee, DOMESTIC ENERGY LEASING, LLC, a corporation of the State of Utah, having a principal place of business (or residing) at 1400 West 400 North, Orem, Utah 84057, desires to secure the entire right, title and interest in said invention.

In consideration of One Dollar ($1.00) and other good and valuable consideration paid to us by the Assignee, the receipt and sufficiency of which we hereby acknowledge, we HEREBY ASSIGN TO THE ASSIGNEE:

The entire right, title and interest in said invention in the above-identified United States patent application and in all divisions, continuations and continuations-in-part of said application, or reissues or extensions of Letters Patent or Patents granted thereon, and in all corresponding applications which may be filed in countries foreign to the United States, and in all patents issuing thereon in the United States and foreign countries.

The right to file foreign patent applications on said invention in its own name, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications.

We hereby authorize and request the United States Commissioner of Patents and Trademarks, and such Patent Office officials in foreign countries as are duly authorized by their patent laws to issue patents, to issue any and all patents on said invention to the Assignee as the owner of the entire interest, for the sole use and behoof of the said Assignee, its successors, assigns and legal representatives.

We hereby agree, without further consideration and without expense to us, to sign all lawful papers and to perform all other lawful acts which the Assignee may request of us to make this Assignment fully effective, including, by way of example but not of limitation, the following:

Prompt execution of all original, divisional, substitute, reissue, and other United States and foreign patent applications on said invention, and all lawful documents requested by the Assignee to further the prosecution of any of such patent applications.

Cooperation to the best of our ability in the execution of all lawful documents, the production of evidence, nullification, reissue, extension, or infringement proceedings involving said invention.

This assignment and agreement shall be binding upon our heirs and legal representatives.

Dated this 16th day of November, 2005.

/s/ John W. Crawford
John W. Crawford
United States Citizen

Dated this 16th day of November, 2005.

/s/ James M. Crawford
James M. Crawford
United States Citizen

Dated this 16th day of November, 2005.

/s/ Ron Crafts
Ronald Crafts
United States Citizen